Exhibit 10.3

Technical Amendment TO CREDIT AGREEMENT

This Technical Amendment TO CREDIT AGREEMENT (this “Amendment”), dated as of November 12, 2013, is made and entered into by Media General, Inc. (the “Borrower”) and Royal Bank of Canada, as administrative agent (the “Administrative Agent”) for the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the other parties named therein are party to that certain Credit Agreement, dated as of July 31, 2013 (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Section 10.01 of the Credit Agreement permits any Loan Document to be amended with the consent of the Administrative Agent and the Borrower but without the consent of any Lender in order to cure any obvious error or any error or omission; and

WHEREAS, the Borrower and the Administrative Agent have agreed to amend the Credit Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments. The Credit Agreement is amended as set forth in Exhibit A hereto to delete the stricken text therein (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text therein (indicated textually in the same manner as the following example: double-underlined text);

Section 2. Conditions to Effectiveness. This Amendment shall become effective when the Administrative Agent shall have received a counterpart of this Amendment executed by the Administrative Agent and the Borrower (such date, the “Amendment Effective Date”).

Section 3. Reference to and Effect on the Loan Documents. On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement and each reference in the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall constitute a Loan Document. The Borrower, for themselves and on behalf of each of the Guarantors, hereby ratify and reaffirm, as of the Amendment Effective Date, after giving effect to this Amendment, each of their respective obligations under the Credit Agreement and the other Loan Documents.

Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic transmission (such as “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MEDIA GENERAL, INC.

By: /s/ James F. Woodward
Name: James F. Woodward
Title: Vice President, Finance and Chief Financial Officer

[Signature Page to Technical Amendment]

Royal Bank of Canada,
as Administrative Agent

By: /s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

[Signature Page to Technical Amendment]

EXHIBIT A TO

TECHNICAL AMENDMENT TO

CREDIT AGREEMENT

CREDIT AGREEMENT

Dated as of July 31, 2013

as amended November 12, 2013 by
Technical Amendment to Credit Agreement

among

MEDIA GENERAL, INC.,
as the Borrower,

Royal Bank of Canada,
as Administrative Agent, Collateral Agent,
Swing Line Lender and L/C Issuer,

JPMorgan CHase Bank, N.A.
and
Wells Fargo Bank, National Association,
as Co-Syndication Agent

SunTrust Bank
and
U.S. Bank National Association,
as Co-Documentation Agents

and

The Other Lenders Party Hereto

RBC CAPITAL MARKETS*1,
J.P. Morgan Securities LLC
and
Wells Fargo Securities, LLC
as Joint Lead Arrangers and Joint Book Managers

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Indebtedness” means Indebtedness for borrowed money of each of the Borrower and its Restricted Subsidiaries outstanding immediately prior to the Initial Draw Date.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 17, 2012, among the Borrower, BH Finance LLC as administrative agent and a lender and the other lenders party thereto.

“Existing Credit Agreement Refinancing” means the repayment in full of all indebtedness, premiums, if any, and accrued and unpaid interest outstanding under the Existing Credit Agreement.

“Existing Letters of Credit” shall mean each letter of credit existing on the Initial Draw Date and identified on Schedule 1.01(f).

“Existing Young Credit Agreement” means that certain Credit Agreement, dated as of December 13, 2011, among New Young Broadcasting Holding Co., Inc., Young Broadcasting, LLC, the guarantors party thereto, the lenders party thereto from time to time and Wells Fargo Bank, National Association as administrative agent, as amended to the Signing Date.

“Existing Mortgaged Properties” has the meaning specified in Section 5.07(b).

“Existing Mortgage Policies” means the Mortgage Policies issued in connection with the Existing Credit Agreement with respect to the Existing Mortgages.

“Existing Mortgages” means the Mortgages executed and delivered in connection with the Existing Credit Agreement.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“L/C Issuer” means (a) Royal Bank or any of its Subsidiaries or Affiliates, and (b) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(k) or Section 10.06(f), in the case of each of clause (a) and (b) above, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(e)(iii).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder (including each Existing Letter of Credit) providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a television broadcast station or any part thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrower, any L/C Issuer or any other Person.

(ii)     An L/C Issuer shall not issue any Letter of Credit if:

(A)     subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)     subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date or (y) the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date.

(iii)     An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated for hereunder) not in effect on the Initial Draw Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Initial Draw Date and which such L/C Issuer is not otherwise compensated for hereunder and in good faith deems material to it;

(B)     the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)     except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $5,000;

(D)     the Letter of Credit is to be denominated in a currency other than Dollars;

(E)     any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then quarter after the Initial Draw Date), a duly completed Compliance Certificate signed by the chief executive officer, president, chief financial officer, or vice president of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(b)     promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary may file or be required to file with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)     promptly after any reasonable request by the Administrative Agent, copies of any detailed audit reports and final management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any Restricted Subsidiary by independent accountants in connection with the accounts or books of the Borrower or any of its Restricted Subsidiaries, or any audit of any of them;

(d)     promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(e)     together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) ~~(commencing with the financial statements for the fiscal quarter ended September 30, 2013)~~, a report showing in reasonable detail (i) any new Material Real Property, (ii) any new registered Marks, Copyrights, and Patents (as each is defined in the Security Documents), that, in each case, are required by the Collateral and Guarantee Requirement to secure the Obligations, (iii) any new Equity Interests of any JV Entity that are required by the Collateral and Guarantee Requirement to secure the Obligations, (iv) any new investment property and letter of credit rights that, in each case, are required by the Collateral and Guarantee Requirement to secure the Obligations, (v) any new Restricted Subsidiary of the Borrower the Equity Interests of which are required by the Collateral and Guarantee Requirement to be pledged to secure the Obligations,(vi) any additions or removals of any Immaterial Subsidiaries and/or Unrestricted Subsidiaries and (vii) any new Restricted Subsidiary of the Borrower that is required by the Collateral and Guarantee Requirement to Guarantee the Obligations, in each case since the Initial Draw Date and that have not been previously disclosed in writing;

(f)     promptly, such additional information regarding the Collateral or the business, legal, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(g)     promptly following their submission with the FCC or any other Federal, state or local Governmental Authority, copies of any and all periodic or special reports filed by the Borrower or any of its Subsidiaries, if such reports are publicly available and indicate a material adverse change in the business, operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole (but only to the extent such reports are publicly available); and

(h)     promptly after the occurrence of any other event that has had a Material Adverse Effect not otherwise described in this Section 6.02, notice of the nature of such event in reasonable detail which